Jewett-Cameron Chairman Donald Boone Passes Away

North Plains, Oregon May 15, 2019 – Jewett-Cameron Trading Company Ltd. ("Jewett-Cameron") (NASDAQ:JCTCF) is deeply saddened to announce that Donald Boone, Company co-founder and Chairman of the Board, passed away in the evening of Thursday, May 9th.

Don served as President and CEO from 1984 until 2017 when he voluntarily relinquished his executive positions while continuing as Chairman of the Board of Directors. As Chairman, Mr. Boone oversaw the successful transition and integration of experienced new management and directors which has positioned the company for continued success.

“The passing of Don Boone is a tremendous loss for everyone who knew him. On behalf of the entire Company, we send our condolences to Boone family,” said Charlie Hopewell, President and CEO. “We at Jewett Cameron will continue to operate the Company with the same core principles and commitment of service to our customers, suppliers, employees and shareholders that Don established.”.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries (Jewett-Cameron Companies), operate out of facilities located in North Plains, Oregon. Those businesses consist of the manufacturing and distribution of patented and patent pending specialty metal products, wholesale distribution of wood products, seed processing and sales, and sales of industrial tools and clamps. The Company’s brands include Lucky Dog, Animal House and AKC licensed products in the expanding pet market; fencing products under the Adjust-A-Gates, Fit-Right, Perimeter Patrol, and INFINITY Euro fence systems brands; Early Start, Spring Gardner, and Weatherguard for greenhouses; and TrueShade for patio umbrellas, furniture covers and canopies. Additional information about the Company and its products can be found the Company’s website at www.jewettcameron.com.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from predictions contained herein.

For further information, contact:

Charlie Hopewell

President and CEO

(503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.